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                    May 4, 2022

       Jeanna Steele
       General Counsel and Corporate Secretary
       Sunrun Inc.
       225 Bush Street
       Suite 1400
       San Fransisco, CA 94104

                                                        Re: Sunrun Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-37511

       Dear Ms. Steele:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Ian Nussbaum